Exhibit 4.1

AMENDMENT TO MASTER GUARANTEE

AMENDMENT TO MASTER GUARANTEE (this “Amendment”), dated as of October 24, 2018, to that certain Master Guarantee (the “Master Guarantee”) dated as of October 5, 2010 among (i) PEPSICO, INC. (the “Company”), (ii) BOTTLING GROUP, LLC (“BGLLC”), (iii) PEPSI-COLA METROPOLITAN BOTTLING COMPANY, INC. (“Metro”), as successor to (x) PepsiAmericas, Inc. (“PAS”) under (I) that certain indenture (as amended and supplemented from time to time, the “1993 Indenture”) dated as of January 15, 1993 between PAS (as successor to Whitman Corporation) and The Bank of New York Mellon Trust Company, N.A. (as ultimate successor in interest to The First National Bank of Chicago), as trustee (the “1993 Indenture Trustee”) and (II) that certain indenture (as amended and supplemented from time to time, the “2003 Indenture”) dated as of August 15, 2003 between PAS and Wells Fargo Bank, National Association, a national banking association, formerly known as Wells Fargo Bank Minnesota, National Association, as trustee (the “2003 Indenture Trustee”) and (y) The Pepsi Bottling Group, Inc. (“PBG”) under that certain indenture (as amended and supplemented from time to time, the “1999 Indenture,” and together with the 1993 Indenture and the 2003 Indenture, the “Indentures”) dated as of March 8, 1999 among PBG, BGLLC and The Bank of New York Mellon, as successor to The Chase Manhattan Bank, as trustee (the “1999 Indenture Trustee,” and together with the 1993 Indenture Trustee and the 2003 Indenture Trustee, the “Trustees”), (iv) THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as 1993 Indenture Trustee, (v) WELLS FARGO BANK, NATIONAL ASSOCIATION, as 2003 Indenture Trustee and (vi) THE BANK OF NEW YORK MELLON, as 1999 Indenture Trustee.

Capitalized terms used without definition in this Amendment are used as defined in the Master Guarantee.

WHEREAS, pursuant to the Master Guarantee, the Company unconditionally and irrevocably guaranteed (the “Company Guarantee”) to each Holder of an Issued Note authenticated and delivered by any Trustee under an Indenture and to each such Trustee and its successors and assigns, that the principal of, premium, if any, and interest on such Issued Note will be duly and punctually paid in full when due, whether at stated maturity, by acceleration, redemption or otherwise, together with interest on overdue principal, and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on such Issued Note and that all other monetary obligations of the applicable Obligor to such Holder and the Trustee under the applicable Indenture for such Issued Note or under such Issued Note will be promptly paid in full, all in accordance with the terms thereof;

WHEREAS, as of the date of this Amendment, the only outstanding Series of Issued Notes (collectively, the “Outstanding Metro Notes”) are:

(i)                                     $100,000,000 principal amount of 7.29% Notes due September 15, 2026 originally issued by Whitman Corporation (the “7.29% Metro Notes due 2026”), issued pursuant to the 1993 Indenture;

(ii)                                  $25,000,000 principal amount of 7.44% Notes due September 15, 2026 originally issued by Whitman Corporation (the “7.44% Metro Notes due 2026”), issued pursuant to the 1993 Indenture;

(iii)                               $1,000,000,000 aggregate principal amount of 7% Senior Notes due 2029 or 7% Series B Senior Notes due 2029 originally issued by PBG (collectively, the “7.00% Metro Notes due 2029”), issued pursuant to the 1999 Indenture and guaranteed by BGLLC; and

(iv)                              $250,000,000 principal amount of its 5.50% Notes due May 15, 2035 originally issued by PAS (the “5.50% Metro Notes due 2035”), issued pursuant to the 2003 Indenture;

WHEREAS, Section 3.03 of the Master Guarantee provides that any provision thereof may be amended or waived with respect to a particular Series of Issued Notes if, and only if, such amendment or waiver is in writing and signed by the Company, the Obligor under such Series of Issued Notes and the Trustee for such Series of Issued Notes, acting with the consent of such proportion of the Holders of such Series of Issued Notes as would be required to approve a supplemental indenture to the Indenture under which such Series of Issued Notes was issued (excluding for this purpose any such supplemental indenture that would require the consent of each such Holder to be bound thereby, or that would not require the consent of any Holder);

WHEREAS, pursuant to the Offers (as defined in Section 1(b) below) there have been obtained the consents (collectively, the “Required Consents”) of such proportion of the Holders of each Series of Outstanding Metro Notes as would be required to approve a supplemental indenture to the Indenture under which such Series of Outstanding Metro Notes was issued (excluding for this purpose any such supplemental indenture that would require the consent of each such Holder to be bound thereby, or that would not require the consent of any Holder) to amend the Master Guarantee to release, remove and discharge the Company Guarantee from each Series of Outstanding Metro Notes and all other obligations of the Company under the Master Guarantee to the Holders of such Outstanding Metro Notes or to the Trustees under the applicable Indenture governing such Outstanding Metro Notes;

WHEREAS, the Company and the Obligors under each Series of Outstanding Metro Notes desire and have requested that the Trustees join in the execution of this Amendment;

WHEREAS, the execution and delivery of this Amendment have been authorized by resolutions of the boards of directors of the Company and the Obligors under each Series of Outstanding Metro Notes; and

WHEREAS, all conditions precedent and requirements necessary to make this Amendment a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized;

NOW THEREFORE, the Company, the Obligors under each Series of Outstanding Metro Notes and the Trustees under the Indentures hereby agree as follows:

Section 1. Release of Company Guarantee, Etc.

(a)                                 Effective as of the Operative Date (as defined in paragraph (b)), all provisions of the Master Guarantee are hereby amended such that the Company Guarantee and all other obligations of the Company under the Master Guarantee to the Holders of the Outstanding Metro Notes or to the Trustees under the applicable Indentures governing such Outstanding Metro Notes are removed, released and discharged; the Company shall have no obligations under the Master Guarantee, the Outstanding Metro Notes or the Indentures; and the Benefitted Parties shall have no rights against the Company under the Master Guarantee, the Outstanding Metro Notes or the Indentures.

(b)                                 The “Operative Date” will occur upon the date on which the Company shall have accepted for purchase or exchange sufficient Outstanding Metro Notes corresponding to the Required Consents pursuant to the offers and consent solicitations (collectively, the “Offers”) contained in the Offer to Purchase and the Offering Memorandum of the Company, each dated October 11, 2018, as amended.

(c)                                  Written notice of the Operative Date shall be promptly provided by the Company to the Trustees.

Section 2.                                           Recitals. The recitals contained herein shall be taken as the statements of the Company and the Obligors, and the Trustees assume no responsibility for their correctness. The Trustees make no representations as to the validity or sufficiency of this Amendment.

Section 3.                                           Governing Law. This Amendment will be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of law principles thereof.

Section 4.                                           Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized representatives as of the day and year first above written.

PEPSICO, INC.

By:	/s/ Kenneth Smith
	Name:	Kenneth Smith
	Title:	Senior Vice President, Finance and Treasurer

BOTTLING GROUP, LLC

By:	/s/ Kenneth Smith
	Name:	Kenneth Smith
	Title:	Authorized Signatory

PEPSI-COLA METROPOLITAN BOTTLING COMPANY, INC., as successor-in-interest to Whitman Corporation, The Pepsi Bottling Group, Inc. and PepsiAmericas, Inc.

By:	/s/ Ada Cheng
	Name:	Ada Cheng
	Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as 1993 Indenture Trustee

By:	/s/ R. Tarnas
	Name:	R. Tarnas
	Title:	Vice President

THE BANK OF NEW YORK MELLON,
as 1999 Indenture Trustee

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as 2003 Indenture Trustee

By:	/s/ Tina D. Gonzalez
	Name:	Tina D. Gonzalez
	Title:	Vice President

[Signature page to Amendment to Master Guarantee]